Exhibit 2.1
                            ASSET PURCHASE AGREEMENT


DATE:     September 27, 1999



PARTIES:  Sparta Foods, Inc.
          1565 First Avenue N.W.
          New Brighton, MN  55112
                                                                    ("Buyer")

          Food Products Corporation
          d/b/a Arizona Brand
          3121 East Washington Street
          Phoenix, AZ 85034
                                                                   ("Seller")

          Donald R. Charles
          David J. Brennan
          Kenneth E. Charbonneau
          Michael J. DePinto
                                      (collectively, "Seller's Shareholders")


RECITALS:

         A. Seller has been engaged in the business of manufacturing, packaging and selling tortillas, tortilla chips and related snack products under the tradenames Arizona Brand, Spanish Bell, Blue Heaven, LaLa, and Wolds Popcorn (the "Business").

         B. Seller leases certain real estate from which it conducts the Business (the "Premises").

         C. Seller's Shareholders own one hundred percent (100%) of all issued and outstanding stock of the Seller.

         D. The parties mutually desire that Seller shall sell to Buyer substantially all of the assets which Seller uses in the Business upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

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                                   ARTICLE 1.

              PURCHASE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

         1.1) Assets Purchased from Seller. Subject to the terms and conditions hereof, Seller agrees on the Closing Date to assign, sell, transfer, convey, and deliver to Buyer, and Buyer agrees on the Closing Date to purchase from Seller, all of the assets and personal property of Seller (excepting only the assets specifically identified as "Excluded Assets" in Section 1.2 herein) related to or used in the operation of the Business, wherever the same may be located (collectively referred to as the "Purchased Assets"), including, without limitation, the following:

                  (a) All furniture, equipment, machinery, tooling, trade fixtures and leasehold improvements reflected on Seller's books and records for the Business, including those items described in Exhibit 1.1(a) hereto ("Equipment");

                  (b) All intangible personal property, business records, customer lists and goodwill (together with all documents, records, files, computer tapes or discs, or other media on or in which the same may be evidenced or documented) ("Intangible Property"), including the following:

                           (i) The assumed name "Arizona Brand" and all other
                  assumed names under which it conducts the Business, as identified on Exhibit 1.1 (b)(i) hereto;

                           (ii) All tradenames, trademarks or service mark
                  registrations and applications, common law trademarks, copyrights and copyright registrations and applications as identified on Exhibit 1.1(b)(ii) hereto and all goodwill associated therewith ("Trademarks");

                           (iii) All technology, know-how, trade secrets,
                  manufacturing processes, recipes, formulae, drawings, designs and computer programs related to or used or useful in the Business, and all documentary evidence thereof, including without limitation those items listed on Exhibit 1.1(b)(iii) hereto ("Technology");

                  (c) All accounts receivable as of the Closing Date including, without limitation, the accounts set forth on Exhibit 1.1(c) hereto ("Accounts Receivable");

                  (d) All inventory, including raw materials, supplies, work in process and finished inventory as of the Closing Date ("Inventory");

                  (e) All transferable licenses and permits including the transferable licenses and permits listed on Exhibit 4.15;

                  (f) All of Seller's contract rights and benefits under its lease of the Premises ("Premises Lease") as more particularly identified in Exhibit 1.1(f) hereto;

                  (g) All rent deposits for the Premises;


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                  (h) All of Seller's contract rights and benefits under all of its personal property leases for tangible personal property used in the Business, including those leases identified in Exhibit 1.1(h) hereto, subject to the terms and conditions thereof ("Personal Property Leases"); and

                  (i) All other contract rights related to or useful in the Business, including the contract rights set forth in Exhibit 1.1(i), hereto ("Contracts").

         1.2) "Purchased Assets" Defined. The term "Purchased Assets" as used throughout this Agreement shall mean all assets described in Section 1.1 above.

         1.3) Excluded Assets. Notwithstanding anything herein to the contrary, Buyer does not purchase, and Seller does not sell, any of the following assets ("Excluded Assets"):

                  (a) All cash or cash equivalents on hand or on deposit at any bank as of the Closing Date; and

                  (b) Seller's corporate minute book and corporate records, including Seller's accounting records and tax files (provided that Seller will provide copies thereof to Buyer upon request by Buyer for reasonable business purposes).

                  (c) Miscellaneous personal property not material to the Business and listed on Exhibit 1.3(c) hereto.

         1.4) Assumed Liabilities; Excluded Liabilities.

                  (a) Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer agrees that, at the Closing, it will assume and thereafter pay, perform or discharge, as the case may be, only the following obligations and liabilities (and no other obligations or liabilities) (the "Assumed Liabilities"):

                           (i) Seller's inventory-related accounts payable
                  identified in Exhibit 1.4(a)(i) hereto which accounts payable shall include transportation charges for transport of raw materials and inventory to Seller's factory and for the transport of finished inventory from Seller's factory to Seller's customers, limited to the extent that the invoices for the transported goods have not been collected by Seller from its customers by the Closing Date ("Accounts Payable");

                           (ii) Indebtedness to First Capital Bank of Arizona
                  pursuant to the promissory note in the principal amount of $300,000 dated July 7, 1999 ("Indebtedness");

                           (iii) Amounts owed under the capital leases with Bank
                  of the West identified in Exhibit 1.4(a)(iii) hereto (the "Capital Lease Obligations"); and

                           (iv) Amounts owed under the Personal Property Leases
                  identified in Exhibit 1.1(h) hereto.

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                  (b) Excluded Liabilities. Except for the Assumed Liabilities,
         Buyer shall not assume any liabilities, obligations or undertakings of Seller of any kind or nature whatsoever, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due, now existing or hereafter arising. Without limiting the generality of the foregoing sentence, and except only for such matters as are encompassed within the Assumed Liabilities, Buyer specifically disclaims assumption of: (a) any liabilities or obligations with respect to negligence, strict liability, product liability, or breach of warranty claims asserted with regard to products sold prior to the Closing Date; (b) any liabilities and obligations growing out of or relating to relationships and dealings with manufacturer's representatives, distributors, licensees, competitors, customers, suppliers, employees, or any other action or inaction of Seller or its predecessors in interest; or (c) any liability for sales or use taxes arising out of sale of any of the Purchased Assets under this Agreement.

         1.5) Sales and Use Tax. Seller and Seller's Shareholder shall be responsible for payment of any sales or use tax assessable with respect to the transactions herein.


                                   ARTICLE 2.

                                 PURCHASE PRICE

         2.1) Purchase Price. The purchase price for the Purchased Assets ("Purchase Price") shall be $8,900,000 plus assumption of the Assumed Liabilities.


         2.2) Post Closing Adjustments. The Purchase Price assumes that as of the Closing Date Accounts Receivable range from $1,025,000 to $1,075,000, Inventory ranges from $350,000 to $400,000, and Accounts Payable are no greater than $250,000, as computed in accordance with generally accepted accounting principles and procedures (consistently applied with respect to the Business). Promptly following the Closing Date, the actual amounts of Accounts Receivable, Inventory and Accounts Payable shall be computed by Buyer's accountants in consultation with Seller's accountants. Thereafter, Seller and Buyer shall account to each other on the Post Closing Adjustment Date for amounts that fall outside of the ranges or exceed the ceiling as provided in Section 3.2.


                                   ARTICLE 3.

                            PAYMENT OF PURCHASE PRICE

         3.1) Payment of Purchase Price. The Purchase Price shall be paid as follows:

                  (a) Cash Payment. Buyer shall deliver the total cash sum of $5,650,000 as follows:

                           (i) Buyer shall wire to Resource Trust Bank ("Escrow
                  Agent") the sum of $25,000 contemporaneously with the

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                  execution hereof as earnest money (the "Earnest Money") to be held in escrow pursuant to the escrow agreement attached hereto as Exhibit 3.1(a)(i). Such sum shall only be released to Seller (i) at Closing, in which case the Earnest Money shall be credited toward the total Purchase Price and immediately wired to Seller; or (ii) in accordance with
                  Section 8.5.

                  (ii) At the Closing Buyer shall wire to Seller $5,625,000.

                  (b) Payment into Escrow. At the Closing, Buyer shall wire $250,000 to Escrow Agent, to be held in escrow (the "Escrow Account") pursuant to an escrow agreement in the form attached hereto as Exhibit 3.1(b) (the "Escrow Agreement").

                  (c) Promissory Note. Buyer shall deliver to Seller at the Closing a promissory note duly executed by Buyer ("Note") in the form attached hereto as Exhibit 3.1(c), payable to Seller in the principal amount of $3,000,000, bearing interest at 8% with principal and interest payments amortized over five years and payable quarterly. Buyer shall grant Seller a security interest in the Purchased Assets to secure payment under the Note and shall execute at Closing a UCC-1 financing statement with respect to such security interest.

         3.2) Post Closing Adjustment Date. The Post Closing Adjustment Date shall be ninety (90) days following the Closing Date. On the Post Closing Adjustment Date, Buyer shall deliver a closing statement setting forth the actual amount of Accounts Receivable, Inventory and Accounts Payable as of the Closing Date as computed by Buyer's accountants pursuant to Section 2.2 and agreed to by Seller's accountants (each, a "Closing Amount"). Buyer shall be entitled to the dollar amount, if any, by which the Closing Amount of Inventory is less than $350,000, the Closing Amount of Accounts Receivable is less than $1,025,000 and the Closing Amount of Accounts Payable is greater than $250,000 plus expenses, if any, owed to Buyer by Seller pursuant to Section 9.5. Seller shall be entitled to the dollar amount, if any, by which the Closing Amount of Inventory is greater than $400,000 and the Closing Amount of Accounts Receivable is greater than $1,075,000 plus expenses, if any, owed to Seller by Buyer pursuant to Section 9.5. Such amounts, if any, owed to Buyer and Seller shall be netted, and the net amount shall be paid to the appropriate party. Any such payment to Buyer shall be paid by the Escrow Agent from the Escrow Account, and, if such net amount exceeds the balance of the Escrow Account, the remainder shall be paid by Seller in cash on the Post Closing Adjustment Date. Any such payment to Seller shall be paid by Buyer in cash on the Post Closing Adjustment Date. The balance, if any, of the Escrow Account shall be wired to Seller on the Post Closing Adjustment Date; provided, however, if Buyer has made a claim under the Escrow Agreement which has not been paid or resolved by such date, the amount of such claim shall be retained in the Escrow Account to be distributed according to the terms of the Escrow Agreement when the claim is resolved.

         3.3) Allocation of Purchase Price. The Purchase Price is hereby allocated among the Purchased Assets as set forth in Exhibit 3.3. The parties agree to report this transaction for federal tax purposes in accordance with the allocations set forth in Exhibit 3.3.

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                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES
                       OF SELLER'S SHAREHOLDERS AND SELLER

         Each of Seller's Shareholders and Seller, jointly and severally, make the following representations and warranties to Buyer with the intention that Buyer may rely upon the same and acknowledge that the same shall be true as of the Closing Date (as if made at the Closing) and shall survive the Closing of this transaction.

         4.1) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, has all requisite power and authority, corporate and otherwise, to own its properties and assets and conduct.

         4.2) Qualification. Seller is qualified to do business and in good standing as a foreign corporation in all states in which qualification is required by the nature of the Business.

         4.3) Corporate Authority. Seller has all requisite power and authority to execute, perform and carry out the provisions of this Agreement. Seller has taken all requisite corporate action authorizing and empowering Seller to enter into this Agreement and to consummate the transactions contemplated herein.

         4.4) Title to Shares of Stock of Seller. Seller's Shareholders own one hundred percent (100%) of all classes of all stock of Seller which is issued and outstanding, free and clear from all liens, claims and third party interests whatsoever. Seller's Shareholders have all requisite power and authority (without consent or approval of any other person) to enter into and carry out their obligations under this Agreement and to cause Seller to enter into and carry out its obligations under this Agreement.

         4.5) Subsidiaries, Joint Ventures or Partnerships. Except as disclosed in Exhibit 4.5 hereto, Seller does not have any subsidiary, and Seller is not a shareholder, partner or joint venturer with any other person or legal entity. Any subsidiary disclosed in Exhibit 4.5 is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as set forth in Exhibit 4.5.

         4.6) Financial Statements.

                  (a) Financial Statements. Seller has furnished Buyer a true and complete copy of its balance sheets and statements of income for its fiscal year ended December 31, 1998, (copies of which are attached hereto as Exhibit 4.6(a)) and has furnished updates thereof as of and for the period ending July 17, 1999 (collectively the "Financial Statements"). Except as disclosed in Exhibit 4.6(a), the Financial Statements have been, and any financial statements delivered to Buyer for subsequent periods will be, prepared in conformance with generally accepted accounting principles and procedures applied on a basis consistent with prior periods, and fairly present and will fairly present in all material respects the financial condition of Seller as of the represented dates thereof and the results of Seller's operations for the periods covered thereby. For purposes of this Agreement, the Financial Statements shall be deemed to include any notes thereto.

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                  (b) Accounting Practices and Completeness of Accounting
         Records. Seller has used no improper accounting practices which incorrectly reflect on Seller's financial statements or in Seller's books of account, or which do not reflect on the Financial Statements, any of Seller's properties, assets, liabilities, revenues, or expenses; and the books of account of Seller have been maintained and prepared in accordance with generally accepted accounting principles and the normal practices of Seller consistently applied except as disclosed in the Financial Statements or Seller's financial statements for prior years.

                  (c) No Adverse Changes. Since July 17, 1999, there has not occurred or arisen (whether or not in the ordinary course of business):
         (i) any material adverse change in the financial condition, prospects, or operations of the Business, (ii) any change in Seller's accounting methods or practices, (iii) any sale or transfer of any asset or any amendment of any agreement of Seller except in the ordinary course of business, (iv) any loss of or damage to the Purchased Assets due to abuse, misuse, fire or other casualty, (v) any labor trouble, (vi) any reasonably foreseeable increase in operating costs of the Business not commensurate with increased production, (vii) any warranty or product liability claims or losses, or (viii) any other event or condition known or suspected by Seller or any of Seller's Shareholders to have occurred or to exist which, singly or in the aggregate, materially and adversely affect or may affect the Purchased Assets or the Business.

         4.7) Tax Reports, Returns and Payment.

                  (a) Tax Reports and Returns. Except as disclosed in Exhibit 4.7(a), Seller has timely filed all federal and applicable state, local, and foreign tax or assessment reports and returns of every kind required to be filed by Seller with relation to the Business, including, without limitation, income tax, sales and use tax, real estate tax, personal property tax and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities. True and correct copies of the reports and returns filed by Seller during the last three tax years have been made available to Buyer. Where required, timely estimated payments or installment payments of tax liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto. From the date of inception of Seller to the Closing Date, such income tax returns have not been subjected to any examination or audit by governmental authorities except as disclosed on Exhibit 4.7(a) hereto.

                  (b) Tax Payments. Except as disclosed in Exhibit 4.7(b), the provisions for taxes shown in the Financial Statements are and will be adequate to cover the aggregate liability of Seller as of the Closing Date for all taxes, duties and charges based on the income, purchases, sales, business, real estate ownership, capital stock or surplus, or assets of Seller; and Seller has incurred or will incur no liability for any income taxes, with relation to the Business, for the period from July 17, 1999, through the Closing Date except those which arise in the ordinary course of the Business. No unexpired waivers executed by or with respect to the liability of Seller of the statute of limitations with respect to any taxes, duties or charges are in effect,


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         nor has Seller otherwise agreed to any extension of time with respect to an assessment of deficiency with respect to such taxes, duties or charges. Seller is not a party to any pending action or proceeding by any governmental agency for assessment or collection of taxes relating to the Business, and no claim, proposed assessment or assessment for collection of taxes relating to the Business have been asserted or, to the knowledge of Seller and Seller's Shareholders, threatened. Seller confirms Seller's responsibility for, and agreement to pay when due, any and all taxes, duties or charges based on the Purchased Assets, Seller's income or sales, or otherwise, incurred or accrued on or prior to the Closing.

         4.8) Title to Assets. The Purchased Assets constitute all property necessary for the conduct of the Business as now conducted. Seller is the owner of the assets described in Section 1.1. Seller holds title to such assets free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever, except as disclosed in Exhibit 4.8 hereto. No repairs or improvements on any real estate owned or leased by Seller are presently in process, and no such repairs or improvements have been completed less than thirty (30) days prior to the Closing Date unless payment in full therefor has been made. All lienable utility payments on any real estate owned or leased by Seller have been and will be paid in full when due and payable.

         4.9) Location of Assets. All Purchased Assets are located on the Premises of Seller, and no Purchased Assets are under consignment or are in storage outside of the Premises of Seller except as disclosed in Exhibit 4.9 hereto.

         4.10) Tangible Personal Property. All assets described in Section 1.1(a) are in good repair and operating condition (except as stated in Exhibit
4.10 hereto) and will be maintained in good repair and operating condition, ordinary wear and tear excepted, from the date hereof until the Closing Date. Seller hereby assigns to Buyer as of the Closing Date any and all warranties covering such property existing as of the Closing Date.

         4.11) Trademarks. Except as disclosed in Exhibit 4.11 hereto, Seller has good title to, and the full and unrestricted right to use, the assumed names and the Trademarks listed on Exhibits 1.1(b)(i) and 1.1(b)(ii), free and clear of all liens, charges, encumbrances, or third party claims or interests of any kind whatsoever. Except as disclosed in Exhibit 4.11 hereto, the use of such Trademarks does not infringe on any rights of any other person or entity; such Trademarks are not licensed to or licensed from any other person or entity; and there have been no claims of any infringement regarding such Trademarks or Seller's use thereof.

         4.12) Technology. Section 1.1(b)(iii) and the exhibits therein referenced contain a true and complete description of all of the Technology related to or used or useful in connection with the Business. The Seller has good title thereto, and the full and unrestricted right to use the same. Such rights are free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever. To the knowledge of Seller and Seller's Shareholders, the nature of the practice of the Technology do not infringe on any rights of any other person or entity, and there have been no claims by any person of such infringement. None of such rights is licensed to or licensed from any other person or entity except as disclosed in Exhibit 4.12 hereto. None of Seller's Shareholders own or have any rights as an individual in or to any patents, inventions, ideas or technology, which relate materially to the Business.

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         4.13) Accounts Receivables. All accounts receivable of Seller have been collected or are substantially current and will be collected within 90 days after the Closing Date at the aggregate face amounts of such receivables recorded on Seller's books. All such accounts, notes or other receivables are valid, legal, and binding obligations owing to Seller, enforceable against the parties to be charged, and, in the case of any note, in accordance with its terms, not subject to any defenses or set-offs.

         4.14) Inventory. The Inventory described in Exhibit 1.1(d) represents the normal supplies and stock in trade of Seller on hand as of the close of business on the Closing Date. The Inventory is and will be fresh, good, merchantable and saleable in the ordinary course of business and is and will be of a quality, quantity and mix consistent with Seller's past business practices and the demands of its customers.

         4.15) Licenses and Permits. To the knowledge of Seller and Seller's Shareholders, Seller possesses all necessary permits, licenses and approvals ("Licenses and Permits'), governmental or otherwise, without which it could not conduct the Business in its present form and at its present location all of which are listed on Exhibit 4.15. To the knowledge of Seller and Seller's Shareholders, all of the Licenses and Permits are valid and in good standing and Seller has not received any notice that the Licenses and Permits will lapse or be terminated by action of any governmental authority or otherwise. Except as disclosed in Exhibit 4.15, all of the Licenses and Permits are freely assignable and transferable to Buyer at the Closing and will continue to be in full force and effect after such transfer.

         4.16) Real Property. Exhibit 1.1(f) is an accurate and complete list of all real property owned, leased or subject to option, or beneficially owned by Seller, or otherwise used by Seller in conducting the Business, which list states the ownership status and a brief description of all buildings and structures located on such real property. Seller has not received any formal or informal notice of the initiation of any condemnation proceeding with respect to such real property, or offer of sale in lieu thereof.

         4.17) Leases. Exhibit 1.1(h) contains an accurate and complete list of all leases of personal property related to or used in the operation of the Business. Seller has not breached, nor has it received in writing any claim or threat that it has breached, any of the terms or conditions of the Premises Lease or of any of the Personal Property Leases. The Premises Lease and each Personal Property Lease is in full force and effect and is not subject to any material default thereunder by any party obligated to Seller pursuant thereto. Seller has not received any notice of default under any of such Leases and to the best of Seller's and Seller's Shareholders' knowledge there is no event existing which, with notice or lapse of time, or both, would constitute a default under any such lease. There are no provisions of, or developments materially affecting, any of such Leases which might prevent Seller from realizing the benefits thereof or which might prevent Buyer from realizing such benefits following completion of this transaction.

         4.18) Environmental Compliance. To the knowledge of Seller and Seller's Shareholders, (i) Seller has operated all real property controlled by Seller in compliance with all applicable federal, state and local environmental laws, ordinances, rules and regulations, relating to the handling, storage and disposal of hazardous, toxic or contaminating wastes or substances, (ii) Seller has not used or stored hazardous, toxic or contaminating wastes or substances on

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any real property nor has Seller discharged or released any such substances upon any real property, including, but not limited to, underground injection of such substances, in violation of any federal, state or local environmental law, ordinance, rule or regulation, (iii) Seller has received no notice that any other party has engaged in any such use, storage, discharge or release on real property owned or controlled by Seller, and (iv) all real property owned, operated or controlled by Seller is free of any (a) asbestos, petroleum products, or underground storage tanks which present an environmental hazard,
(b) unused storage tanks, or (c) unused uncapped wells.

         4.19) Agreements, Contracts and Commitments.

                  (a) Material Contracts. Except as disclosed on Exhibit 1.1(i), Seller is not a party to or bound by any written or oral:

                           (i) broker, dealer, agent, distributorship, sales
                  agent or similar agreements or arrangements, excluding purchase orders for sales of products in the ordinary course of business (and in compliance with this Agreement);

                           (ii) advertising contracts;

                           (iii) contract commitments, or arrangements for
                  capital expenditures having a remaining balance in excess of $10,000;

                           (iv) leases with respect to any property, real or
                  personal, whether as lessor or lessee, except for any leases having a term of one year or less or aggregate rents payable of $5,000 or less;

                           (v) contracts, commitments, or arrangements
                  containing covenants by Seller not to compete in any lines of business or with any person or business entity;

                           (vi) franchise agreements, rights, or other similar
                  arrangements;

                           (vii) loans, credits, financing agreements,
                  promissory notes or other evidences of indebtedness, including all agreements for any commitments for future loans, credit, or financing;

                           (viii) guarantees;

                           (ix) agreements, contracts or commitments for the
                  purchase of any services, raw materials, supplies or equipment, exclusive of purchase orders for the purchase of products or services required in the ordinary course of business (and in compliance with this Agreement), involving payments of more than $5,000 per annum or an aggregate of more than $10,000;

                           (x) agreements, contracts or commitments for the sale
                  of assets, products or services, excluding purchase orders for the sale of products in the ordinary course of business (and in compliance with this Agreement), but including contracts for provision of service warranties, sales credits, product

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                  returns, or discounts, advertising allowances or promotional services, which is in any way not yet performed, involving a value estimated at more than $5,000; or

                           (xi) any other material contracts, commitments, or
                  arrangements of any kind. The provisions of any and all such contracts, commitments or arrangements comply in all materials respects with the laws of relevant jurisdictions.

                  Except as specifically set forth in Exhibit 1.1(i), each contract, commitment, or arrangement referred to in such Exhibit is terminable without penalty, cost, or liability (whether express, implied, or by operation of law) on notice not exceeding thirty (30) days. All such contracts, commitments or other arrangements are assignable without consent of any person other than as listed in Exhibit 1.1(i) and such consents, if any, as are required shall be obtained by Seller prior to the Closing.

                  (b) Customer Orders. All customer orders in existence as of the Closing Date are valid and binding upon the parties thereto in accordance with the terms thereof. No provision thereof prohibits assignment of the same to Buyer or Buyer's performance thereof and collection of payment with respect thereto.

                  (c) Distributor Contracts. Exhibit 1.1(i) hereto lists all distributor contracts in force as of the date hereof, together with the expiration dates thereof. All of such contracts shall be furnished to Buyer for review prior to the Closing Date.

                  (d) Employee Plans. Seller does not maintain any "Employee Plans" except as set forth in the employee policy manual attached as
         Exhibit 4.19(d) hereto. "Employee Plans" mean any pension, retirement, disability, medical, dental, or other health insurance plan, life insurance or other death benefit plan, profit sharing deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any "welfare plan" as defined in
         Section 3(l) of ERISA, whether or not any of the foregoing is funded,
         (i) to which Seller is a party or by which it is bound, or (ii) with respect to which Seller has made any payments or contributions may otherwise have any liability (including any such plan or other arrangement formerly maintained by Seller).

                  (e) Union and Employment Contracts and Other Employment Matters. Seller is not a party to any collective bargaining agreement or any other written employment agreement, nor is Seller a party to any other contract or understanding (oral or written) that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued and unused sick leave pay. All of Seller's employee benefits are outlined in the employee manual attached as
         Exhibit 4.19(e).

                  (f) Breach. Except as disclosed in Exhibit 4.19(f) hereto, Seller has performed all obligations required to be performed by Seller to date under any material contract, commitment, or arrangement of any kind to which Seller is a party or by which Seller is bound; and neither Seller nor any other party is in default under any material contract, commitment, or arrangement of any kind to which Seller is a party or by which Seller is bound. Except as disclosed in Exhibit 4.19(f) no event has occurred which after the giving of notice or the lapse of time or otherwise would constitute a default under, or result in a breach of by Seller or any other party, any contract, commitment, or arrangement to which Seller is a party or by which Seller is bound.

                  (g) Copies of Contracts; Terms and Binding Effect. True, complete and correct copies of all written contracts, commitments, understandings, and other documents referred to in the Exhibits have been delivered to Buyer or attached to the Schedules where required by this Agreement; there are no amendments to or modifications of, or agreements of the parties relating to, any such contracts, commitments, and understandings which have not been delivered to Buyer; and each such contract, commitment, or understanding, as amended, is considered valid and binding on the parties to it in accordance with its respective terms, and the transaction contemplated by this Agreement will not result in the violation or breach of any such material contract, commitment, or understanding.

         4.20) Contracts with Related Parties. Except as disclosed in Exhibit
4.20 hereto, there are no agreements or contracts between Seller and any of its employees, agents, officers, directors or shareholders.

         4.21) Employee Information.

                  (a) Employee List. Exhibit 4.21(a) hereto is an accurate and complete list of the names of all directors and officers of Seller and the names, positions, titles, and salary rates for all employees of Seller whose annual compensation (including salary, commissions, bonus or other benefits) exceeded $50,000 during 1998, or is presently expected to exceed $50,000 in 1999 together with summary of the bonuses, additional compensation and other employee benefits, if any, paid or payable to such persons as of the date of this Agreement.

                  (b) Terminated Employees. No claims have been made or threatened against Seller by any former or present employee based on employment discrimination, wrongful discharge, or any other circumstance relating to or arising from the employment relationship with Seller.

                  (c) Employee Expenses. All amounts due to the employees of the Seller through the Closing Date for commissions, salary, wages, fringe benefits (other than vacation), and pension benefits, including cash bonuses accrued through the Closing Date and all employment taxes incurred thereon, will be paid in full as of the Closing.

                  (d) Compliance with Employment Laws. Except as disclosed in
         Exhibit 4.21(d):

                           (i) Proper and accurate amounts have been withheld by
                  Seller from the compensation of all of Seller's employees for all periods in full and complete compliance with the tax withholding provisions of any applicable laws;

                           (ii) Proper and accurate returns have been filed by
                  Seller for all periods for which returns were due with respect to employee income tax and social security withholding and FICA and unemployment taxes, and the amounts shown on such returns to be due and payable have been paid in full or adequate provisions for payment of such amounts have been included in the Financial Statements;

                           (iii) Hours worked by, and payments made to,
                  employees of Seller have not been in violation of the Fair Labor Standards Act or any applicable laws dealing with such matters;

                           (iv) All payments due from Seller on account of
                  employee health and welfare insurance have been accrued as a liability in the Financial Statements; and

                           (v) All severance payments which are or were due
                  under the terms of any agreement, oral or written, have been accrued as a liability in the Financial Statements.

         4.22) Predominant Customers. Except as disclosed in Exhibit 4.22 hereto, no single customer of Seller accounted for over five percent (5%) of Seller's revenues during the fiscal year ending prior to the date of this Agreement.

         4.23) Change In Customers. Except as disclosed in Exhibit 4.23 hereof, neither Seller nor any of Seller's Shareholders has any information indicating that any significant customers intend to cease doing business with Seller or materially alter the amount of business they do with Seller.

         4.24) Product Liability Claims. All products which Seller has sold have been merchantable, free from material defects in material or workmanship, and suitable for the purpose for which they were sold. Since its inception, Seller has never received a claim based upon alleged breach of product warranty, strict liability in tort, negligent manufacture of product, or any other allegation of liability arising from Seller's manufacture or sale of its products (hereafter collectively referred to as "Product Liability Claims"), any of which Product Liability Claims exceeds $5,000. All liability from any actual and potential Product Liability Claims, whether or not asserted on or before the Closing Date, are fully covered including all costs of defense and investigation, by Seller's product liability insurance policies. During the two (2) years prior to the Closing Date there have been no Product Liability Claims whatsoever received by Seller except as set forth in Exhibit 4.24, which Exhibit describes such claims and the disposition thereof. Neither Seller nor Seller's Shareholders have any reasonable grounds to believe that future Product Liability Claims with respect to products of Seller sold prior to the Closing Date will be different from Seller's past experience with respect thereto as set forth herein.

         4.25) Insurance. Seller has maintained and will continue to maintain until the Closing Date the insurance described in Exhibit 4.25, including insurance on Seller's tangible real and personal property and assets, whether owned or leased, against loss or damage by fire or other casualty, in amounts equal to or in excess of one hundred percent (100%) of the replacement value thereof. All such insurance is in full force on the date of this Agreement and is carried with reputable insurers. Seller has promptly and adequately notified Seller's insurance carriers of any and all claims known to Seller with respect to the operations or products of Seller for which Seller is insured. At the Closing, Seller shall have in effect the product liability insurance policy described in Exhibit 4.24.

         4.26) Litigation and Related Matters.

                  (a) Except as disclosed on Exhibit 4.26(a) hereto, there is no pending or, to the knowledge of Seller and Seller's Shareholders, threatened litigation, proceeding, or investigation (including any environmental, building or safety investigation) against Seller or Seller's Shareholders, or the Purchased Assets, nor is Seller or Seller's Shareholders subject to any existing judgment, order, decree, or other action affecting the operation of the Business or the Purchased Assets or which would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement, or which would have a material adverse effect on Seller or Seller's Shareholders, or on the Business or any of the Purchased Assets.

                  (b) Exhibit 4.26(b) sets forth all legal actions commenced against Seller setting forth a Product Liability Claim as defined in
         Section 4.24 above.

         4.27) Laws and Regulations. Seller has complied, and is in compliance, with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to the Business, the Purchased Assets or the operation of the Business, including, without limitation, any relating to wages, hours, hiring, promotion, retirement, working conditions, air, water, solid or liquid waste pollution, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising or sale of products, trade regulation, antikickback, export licensing, antitrust, antiboycott, warranties, or control of foreign exchange; and Seller has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement. The Purchased Assets and their uses conform in all material respects to all applicable zoning and building laws.

         4.28) Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by Seller or Seller's Shareholders, nor compliance by Seller or Seller's Shareholders with the terms and provisions of this Agreement will:

                  (a) Conflict with or result in a breach of (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Seller, (ii) any judgment, order, decree or ruling to which the Seller or any of Seller's Shareholders is a party, (iii) any injunction of any court or governmental authority to which any of them is subject, or (iv) any agreement, contract or commitment which is material to the Business or to Seller's financial condition; or

                  (b) Except as disclosed in Exhibit 4.28(b) hereto, require the affirmative consent or approval of any third party.

         4.29) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Seller and Seller's Shareholders in accordance with the terms hereof. Neither Seller nor any of Seller's Shareholders is subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

         4.30) Laws and Rules Concerning Safety and Occupational Hazards. All of Seller's manufacturing process and all materials which have been sold by Seller up to and including the Closing Date were in compliance (as of the time of such manufacture or sale) with applicable U.S. and state laws and rules concerning safety, environmental and occupational hazards.

         4.31) Absence of Certain Payments. To the knowledge of Seller and Seller's Shareholders, neither Seller, any of Seller's Shareholders, nor any director, officer, agent, employee or other person associated with or acting on behalf of Seller, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds.

         4.32) Business and Marketing Plans. Seller has made available to Buyer and will continue to make available to Buyer before and after the date of this Agreement, all material methods, plans or marketing programs employed by Seller in connection with the Business which Buyer may request.

         4.33) Minute Books. The copies of the articles of incorporation of Seller and all amendments thereto, certified as of a recent date by the Secretary of State of Arizona, and of the Bylaws of Seller, certified by the Secretary or an Assistant Secretary of Seller, which have been, or will be delivered to Buyer at the Closing, are as of the date of this Agreement and will be on the Closing Date, complete and correct.

         4.34) Copies of Documents. Seller will make available for inspection and copying by Buyer true and correct copies of all documents referred to in this Article 4 or in any exhibit delivered by Seller to Buyer in connection with this Agreement.

         4.35) Completeness of Disclosures. To the knowledge of Seller and Seller's Shareholders, none of the representations or warranties made by Seller and Seller's Shareholders in this Agreement or the Exhibits, and no written statement, certificate or Exhibit furnished or to be furnished by or on behalf of Seller or Seller's Shareholders, to Buyer or its agents pursuant hereto, or in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading. The Exhibits to this Agreement, where provided by or on behalf of Seller, completely and correctly present, in all material respects, the information required by this Agreement to be set forth in them.

                                   ARTICLE 5.

                       COVENANTS AND AGREEMENTS OF SELLER
                            AND SELLER'S SHAREHOLDERS

         Seller and each of Seller's Shareholders, jointly and severally, covenant and agree as follows:

         5.1) Consents. All consents necessary for the valid and effective consummation of the transactions contemplated in this Agreement will be obtained as of the Closing Date.

         5.2) Insurance. All insurance policies in effect as of the date of this Agreement will be kept in full force and effect without any decrease or changes in coverage through the Closing Date.

         5.3) Payment of Liabilities. Except for the Assumed Liabilities, Seller shall pay within 60 days of the Closing Date all liabilities and obligations whatsoever outstanding or accrued with respect to operations of the Business through the Closing Date, including sales taxes, employment and withholding taxes, payroll and employee expenses (excluding vacation obligations), rent and utilities, except as to amounts which Seller contests in good faith and for which it maintains an adequate reserve.

         5.4) Release of Liens. At or prior to the Closing, Seller shall obtain a release from any person claiming a lien or security interest on any of the Purchased Assets other than with respect to the Assumed Liabilities.


                                   ARTICLE 6.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to Seller and Seller's Shareholders, with the intention that Seller and Seller's Shareholders may rely upon the same, and acknowledges that the same shall be true as of the Closing Date (as if made at the Closing) and shall survive the Closing of this transaction.

         6.1) Organization. Buyer is a corporation, duly organized, validly existing in good standing under the laws of the State of Minnesota, and has all requisite power and authority, corporate and otherwise, to own its properties and conduct the business in which it is presently engaged.

         6.2) Corporate Authority. Buyer has all requisite power and authority to execute, perform and carry out the provisions of this Agreement. Buyer has taken all requisite corporate action authorizing and empowering Buyer to enter into this Agreement and to consummate the transactions contemplated herein.

         6.3) Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by Buyer, nor compliance by Buyer with the terms and provisions of this Agreement, will:

                  (a) Conflict with or result in a breach of: (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Buyer, (ii) any judgment, order, decree or ruling to which the Buyer is a party, (iii) any injunction of any court or governmental authority to which it is subject, or (iv) any agreement, contract or commitment listed on any Exhibit hereto and which is material to the financial condition of Buyer; or

                  (b) Require the affirmative consent or approval of any third party.

         6.4) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Buyer in accordance with the terms hereof. Buyer is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

         6.5) Financial Statements. Buyer has delivered to Seller and Seller's Shareholders Buyer's Form 10-KSB for the fiscal year ended September 30, 1998 and Form 10-QSB for the fiscal quarter ended June 30, 1999 which include Buyer's balance sheets and statements of income as of and for its fiscal year ended September 30, 1998 and Buyer's balance sheets and statements of income as of and for its fiscal quarter ended June 30, 1999 (collectively, "Buyer's Financial Statements"). Buyer's Financial Statements have been prepared in conformance with generally accepted accounting principles and procedures applied on a basis consistent with prior periods, and fairly present in all material respects the financial condition of Buyer as of the represented dates thereof and the results of Buyer's operations for the periods covered thereby.

         6.6) Litigation. Except as disclosed on Exhibit 6.6 hereto, there is no pending or threatened litigation, proceeding, or investigation (including any environmental, building or safety investigation) against Buyer, nor is Buyer subject to any existing judgment, order, decree, or other action affecting the operation of its business which would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement, or which would have a material adverse effect on Buyer or on Buyer's business.

         6.7) Laws and Regulations. Buyer has complied, and is in compliance, with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to Buyer and the operation of Buyer's business, including, without limitation, any relating to wages, hours, hiring, promotion, retirement, working conditions, air, water, solid or liquid waste pollution, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising or sale of products, trade regulation, antikickback, export licensing, antitrust, antiboycott, warranties, or control of foreign exchange; and Buyer has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement.

         6.8) Tax Reports, Returns and Payment. Except as disclosed in Exhibit 6.8, to Buyer's knowledge, Buyer has timely filed all federal and applicable state, local, and foreign tax or assessment reports and returns of every kind required to be filed by Buyer with relation to its business including, without limitation, income tax, sales and use tax, real estate tax, personal property tax and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities.

                                   ARTICLE 7.

                      CONDUCT OF BUSINESS PRIOR TO CLOSING

         7.1) Access to Information. During the period prior to the Closing, Seller shall give to Buyer and its attorneys, accountants or other authorized representatives, full access to all of the property, books, contracts, commitments and records of Seller and shall furnish to Buyer during such period all such information concerning the Business and the Purchased Assets as Buyer reasonably may request. Buyer shall be allowed to contact Seller's employees and others connected with the Purchased Assets and with past and present customers and suppliers of Seller.

         7.2) Restrictions. Except as disclosed in Exhibit 7.2, Seller and each of Seller's Shareholders represent and warrant that since July 17, 1999, and during the period from the date of this Agreement to the Closing Date, they have not and will not have (except as Buyer otherwise has consented in writing):

                  (a) created or incurred any liability (absolute or contingent) except (i) unsecured current liabilities incurred for other than money borrowed, (ii) renewals of existing borrowings, and (iii) liabilities under insurance and other contracts entered into in the ordinary course of business (and in compliance with this Agreement);

                  (b) granted any new mortgage, pledge, or lien upon, or otherwise encumbered, any of the Purchased Assets, tangible or intangible, except pursuant to Seller's existing working capital line of credit in the ordinary course of business;

                  (c) waived or cancelled any rights or debt to Seller in excess of $1,000 in value in the aggregate;

                  (d) made any capital expenditures or capital additions or betterments, which individually exceeded $10,000 in value;

                  (e) sold or otherwise disposed of any of the Purchased Assets, tangible or intangible, except inventory in the ordinary course of business at regular prices;

                  (f) declared or paid any dividends or made any other distribution or payment on or in respect of, or directly or indirectly purchased, retired, redeemed, or otherwise acquired, any shares of its capital stock other than for cash;

                  (g) made or become a party to any contract, commitment, or other arrangement or renewed, extended, amended, or modified any contract, commitment, or other arrangement which in any one case involved an amount in excess of $5,000, except in the ordinary course of business (and in compliance with this Agreement);

                  (h) paid or agreed to pay, conditionally or otherwise, any bonus, additional compensation, pension, or severance pay to any of its present or former directors or officers or to employees whose annual base compensation (including bonuses and commissions), whether under any existing profit sharing, pension, or other plan or otherwise;

                  (i) increased the rate of compensation (including salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement, or other similar payments) being paid at the date of this Agreement to any of Seller's present or former directors or officers or to employees;

                  (j) made or suffered any material change in the Purchased Assets;

                  (k) sold or otherwise disposed of any leases pertaining to the Purchased Assets, or entered into any renewals or extensions of existing leases or entered into any new leases other than in the ordinary course of business;

                  (l) permitted any amendment or termination of any material contract, license, franchise or other agreement;

                  (m) altered or revised its accounting principles, procedures, methods or practices;

                  (n) removed, or permitted to be removed, from any building, facility or real property, any machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business (and in compliance with this Agreement);

                  (o) changed its credit policy as to sales of inventories or collection of receivables;

                  (p) granted or committed to grant any options, warrants or other rights to subscribe for or purchase or otherwise acquire any shares of Seller's capital stock or other securities or other ownership interests in Seller;

                  (q) issued or sold or committed to issue or sell any shares of Seller's capital stock or other securities or other ownership interests in Seller; or

                  (r) received any communication from any customer which accounted for more than two percent (2%) of Seller's revenues for the Business during the last full fiscal year to the effect that such customer does not intend to continue to purchase merchandise from Seller.

         7.3) Risk of Loss. Prior to completion of the Closing, the risk of loss or destruction to any of Seller's assets shall be that of Seller. In the event of damage or destruction of any of the Purchased Assets, Seller shall replace such damaged or destroyed Purchased Assets with similar assets of equal value and shall use any insurance proceeds received for such damage to make such replacements.

         7.4) Preserve Accuracy of Representations and Warranties. Seller and each of Seller's Shareholders shall refrain from taking any action, except with the prior written consent of Buyer, which would render any representation, warranty or agreement of Seller or any of Seller's Shareholders in this Agreement inaccurate or breached as of the Closing. At all times prior to the Closing, Seller and Seller's Shareholders will promptly inform Buyer in writing with respect to any matters that arise after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Exhibits. Seller and each of Seller's Shareholders promptly will notify Buyer in writing of all lawsuits, claims, proceedings and investigations that may be threatened, brought, asserted or commenced against Seller or Seller's officers or directors involving the transaction contemplated by this Agreement or which might have a material adverse impact on the Purchased Assets.

         7.5) No Solicitation of Other Offers. Seller and Seller's Shareholders agree that, prior to Closing Date or the termination of this Agreement pursuant to Section 8.3 neither Seller nor any of Seller's representatives will solicit from any other person any offer, inquiry or proposal with respect to the sale, merger or other acquisition of Seller or of all or any portion of the Purchased Assets. Seller and Seller's Shareholders will promptly notify Buyer of any such offer, inquiry or proposal received by Seller or Seller's representatives.

                                   ARTICLE 8.

                CONDITIONS OF CLOSING; ABANDONMENT OF TRANSACTION

         8.1) Conditions to Obligations of Buyer to Proceed on the Closing Date. The obligations of Buyer to proceed on the Closing Date shall be subject (at its discretion) to the satisfaction, on or prior to the Closing, of all of the following conditions:

                  (a) Truth of Representations and Warranties and Compliance with Obligations. The representations and warranties of Seller and each of Seller's Shareholders herein shall be true in all material respects on the Closing Date with the same effect as though made at such time. Seller and Seller's Shareholders shall have performed all material obligations and complied with all material covenants and conditions prior to or as of the Closing Date. Seller shall have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer dated as of the Closing Date and executed by the President and Chief Executive Officer of Seller to all such effects.

                  (b) Opinion of Counsel. Buyer shall have received a duly executed opinion letter from Seller's legal counsel dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, to the effect that:

                           (i) Seller is a corporation duly organized and
                  validly existing and in good standing in the State of Arizona, has all necessary corporate power to own the property it now owns and to operate its business as it is now operated; and is qualified to do business in all states in which qualification is required by the nature of the Business.

                           (ii) This Agreement and all collateral documents have
                  been duly and validly authorized, executed and delivered by Seller and Seller's Shareholders, constitute the valid and binding obligations of Seller and each of Seller's Shareholders, and are enforceable in accordance with their terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally, and are sufficient to convey and vest in Buyer all right, title and interest in the Purchased Assets;

                           (iii) Seller's Shareholders own one hundred percent
                  (100%) of the Common Stock of the Seller which is issued and outstanding; such Common Stock is the only capital stock authorized for issue by the Seller; and Seller's Shareholders have all requisite power and authority (without consent or approval of any other party) to cause Seller to execute and to carry out its obligations under this Agreement;

                           (iv) To the best of such counsel's actual knowledge,
                  no suit, action, arbitration, legal or administrative proceeding, or any governmental investigation, is pending or threatened against Seller or any of Seller's Shareholders, or any of their businesses or properties;

                           (v) Neither the execution nor delivery of this
                  Agreement, nor the consummation of the transactions contemplated in this Agreement, will constitute:

                                    (1) A violation of Seller's Articles of
                           Incorporation or Bylaws, or, to the best of such counsel's actual knowledge, a default (or an event which with notice or lapse of time or both will constitute a default) under, or violation or breach of, any material indenture, license, lease, mortgage, instrument, or other agreement to which Seller is a party, or by which its properties may be bound;

                                    (2) Require the affirmative consent or
                           approval of any third party except as disclosed in
                           Exhibit 4.28(b); or

                                    (3) An event which would result in the
                           creation or imposition of any lien, charge, or encumbrance on any of the Purchased Assets; and

                           (vi) To the best of such counsel's actual knowledge,
                  Seller has good and marketable title to the Purchased Assets free and clear of all liens, encumbrances, charges, and third-party claims or interests whatsoever;

                           (vii) Seller has corporate power and authority and,
                  to the best of such counsel's actual knowledge, all necessary permits, licenses and other material authorizations, to operate the Business as presently operated; and

                         (viii) To the best of such counsel's actual
                  knowledge, Seller's and Seller's Shareholders representations, warranties and agreements contained in Article 4 are true and correct and have not been breached.

                  In giving such opinion, such counsel may rely, as to matters of fact, upon certificates of officers of Seller or public officials, and as to matters of law upon opinions of other counsel satisfactory to Buyer and Buyer's counsel, provided that Seller's counsel shall state that such counsel believes that such counsel is justified in relying upon such certificates and opinions and shall deliver copies of them to Buyer prior to the Closing Date.

                  (c) Assignments. Seller shall have executed and delivered to Buyer documents assigning all of its right, title and interest in the Purchased Assets to Buyer, free and clear of all liens, encumbrances and third-party claims or interests of any kind whatsoever except those related to the Assumed Liabilities.

                  (d) Premises Lease. The Premises Lease shall have been extended through October 31, 2004 and shall have been amended to provide for extension at the option of Buyer through October 31, 2009 but with all other terms and conditions remaining unchanged.

                  (e) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by Seller.

                  (f) Required Consents. Seller and each of Seller's Shareholders shall have obtained the consent or approval of each person whose consent or approval Buyer reasonably believes is required in connection with this Agreement; including, without limitation, consent of all parties required to assign the Premises Lease.

                  (g) Delivery of Documents. Seller and Seller's Shareholders shall have delivered all documents required to be delivered at Closing pursuant to Section 9.2 hereof.

                  (h) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated by this Agreement, and no investigation that may result in any such suit, action or other proceeding shall be pending or threatened.

                  (i) Legislation. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal or otherwise materially adversely affect the Purchased Assets or the use and operation of the Business in the hands of Buyer.

                  (j) Employment Contracts. Employment contracts shall have been entered into with Ken Charbonneau and Mike DePinto in the forms attached hereto as Exhibit 8.1(j).

                  (k) Review of Material Contracts. Buyer shall have had the opportunity prior to the Closing Date to review all contracts deemed by Buyer to be material in the continued operation of the Business. Buyer shall be satisfied after such review that the representations made by Seller and Seller's Shareholders with respect to such material contracts prior to the execution of this Agreement are true and correct and that such contracts have been performed in a business-like manner consistent with the specifications applicable to such contracts.

                  (l) Outstanding Indebtedness. The principal amount outstanding on the Indebtedness shall be no greater than $287,500.

                  (m) Non-Compete Agreements. Each of Seller's Shareholders shall have executed a five-year non-compete agreement in the form attached hereto as Exhibit 8.1(m) in exchange for $25,000 each.

         8.2) Conditions to Obligation of Seller and Seller's Shareholders to Proceed on the Closing Date. The obligation of Seller and Seller's Shareholders to proceed on the Closing Date shall be subject (at its discretion) to the satisfaction, on or before the Closing, of the following conditions:

                  (a) Truth of Representations and Warranties and Compliance with Obligations. The representations and warranties of Buyer herein contained shall be true in all material respects on the Closing Date with the same effect as though made at such time. Buyer shall have performed all material obligations and complied with all material covenants and conditions prior to or as of the Closing Date.

                  (b) Opinion of Counsel. Seller shall have received a duly executed opinion letter from Buyer's legal counsel dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, to the effect that:

                           (i) Buyer is a corporation duly organized and validly existing and in good standing in the State of Minnesota;

                           (ii) This Agreement and all collateral documents have
                  been duly and validly authorized, executed and delivered by Buyer, constitute the valid and binding obligations of Buyer, and are enforceable in accordance with their terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

                           (iii) Neither the execution nor delivery of this
                  Agreement, nor the consummation of the transactions contemplated in this Agreement, will, constitute a violation of Buyer's Articles of Incorporation or Bylaws.

                  In giving such opinion, such counsel may rely, as to matters of fact, upon certificates of officers of Buyer or public officials and, as to matters of law, upon the opinions of other counsel satisfactory to Seller's counsel, provided that Buyer's counsel shall state that such counsel believes that such counsel is justified in relying upon such certificates and opinions and deliver copies of them to Seller prior to the Closing Date.

                  (c) Delivery of Documents. Buyer shall have delivered all documents required to be delivered at Closing pursuant to Section 9.3 hereof.

                  (d) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated by this Agreement, and no investigation that might eventuate in any such suit, action or other proceeding shall be pending or threatened.

                  (e) Legislation. No statute, rule, regulation or other shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal.

                  (f) Release of Guarantees. Each of Donald R. Charles and David
         J. Brennan shall be released from his personal guarantee of the Indebtedness and the Capital Lease Obligations or Buyer shall pay-off the Indebtedness and Capital Lease Obligations at Closing.

         8.3) Absence of Exhibits. The parties hereby acknowledge that as of the date of execution of this Agreement certain exhibits required hereunder are not attached hereto. Seller acknowledges that Buyer, in executing this Agreement, is relying on the absence of any materially adverse information which may be disclosed upon completion and delivery of any of the required exhibits or any documents referenced therein. Seller shall complete and furnish all of such exhibits within seven (7) days of the execution hereof. Buyer reserves the right to cancel this Agreement if (i) such condition is not satisfied; or (ii) prior to the Closing Date Buyer reasonably determines that the exhibits or any documents referenced therein contain materially adverse information.

         8.4 Termination of Agreement. This Agreement and the transactions contemplated herein may be terminated at or prior to the Closing, only as follows:

                  (a) By mutual written consent of all parties.

                  (b) By Buyer pursuant to written notice delivered at or prior to the Closing if all of the conditions to Closing set forth in Section
         8.1 have not been satisfied.

                  (c) By Seller or Seller's Shareholders pursuant to written notice delivered at the Closing if all the conditions set forth in
         Section 8.2 have not been satisfied.

                  (d) By either party pursuant to written notice delivered at or prior to the Closing if the Closing shall have not occurred by November 1, 1999, for any reason other than the refusal or failure of the terminating party to meet its obligations under this Agreement.

         8.5) Consequences of Termination. In the event Seller or Seller's Shareholders terminate this Agreement other than in compliance with Section 8.4(c) or if Buyer terminates this Agreement in compliance with Section 8.3(i), 8.4(b) (unless such termination is solely a result of a failure of a condition specified in Section 8.1(i) or 8.1(k)) or 8.4(d), Seller shall promptly pay Buyer $25,000 and Buyer may pursue any remedies available at law or equity. In the event this Agreement is terminated pursuant to 8.4(a) no party shall have any liability to any other party hereunder and Buyer shall be entitled to return of the Earnest Money. In the event that Buyer terminates this Agreement, Seller shall be entitled to the Earnest Money.

                                   ARTICLE 9.

                                     CLOSING

         9.1) Closing. The closing of the transaction contemplated by this Agreement ("Closing") shall be held at the offices of Schmitt, Schneck, Fisher Smyth & Herrod, P.L.C. in Phoenix, Arizona on October 12, 1999, at 10:00 a.m., or at such other date or time as the parties may mutually agree upon in writing. The Closing shall be deemed to have occurred at 12:00 midnight on October 9, 1999, or at such later date as the parties may mutually agree upon in writing. Such deemed date of closing shall be referred to herein as the Closing Date.

         9.2) Documents to be Delivered by Seller and Seller's Shareholders. Seller and Seller's Shareholders agree to deliver the following documents, duly executed as appropriate, to Buyer at the Closing:

                  (a) All certificates, schedules, exhibits, and attachments in completed form and specifying the information required by the provisions of this Agreement.

                  (b) Articles of Incorporation of Seller certified by the Arizona Secretary of State.

                  (c) Bylaws of Seller certified by the Seller's Secretary.

                  (d) Certificate of Good Standing for Seller dated no earlier than five (5) days prior to the Closing Date.

                  (e) Certified copies of corporate resolutions of Seller authorizing it to enter into the transactions contemplated herein.

                  (f) A Bill of Sale and instruments of assignment and transfer for the sale of the Purchased Assets.

                  (g) Escrow Agreement as required under Section 3.1(b).

                  (h) Certificate of Seller's President regarding representations and warranties as required under Section 8.1(a).

                  (i) Opinion of Seller's Counsel as required under Section 8.1(b).

                  (j) Appropriate assignment documents, in form reasonably required by Buyer assigning Seller's title and interest in certain assets as required under Section 8.1(c).

                  (k) Documentation of receipts of all consents required in connection with this Agreement, as required under Section 8.1(f).

                  (l) Employment contracts as required under Section 8.1(j).

                  (m) Non-compete agreements as required under Section 8.1(n).

                  (n) Such other documents as Buyer may reasonably request for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer or reducing to its possession, any and all assets, property and rights to be conveyed and transferred by this Agreement.

         9.3) Documents Delivered by Buyer. Buyer agrees to provide the following, duly executed as appropriate, to Seller at the Closing:

                  (a) Articles of Incorporation of Buyer certified by the Minnesota Secretary of State.

                  (b) Bylaws of Buyer certified by Buyer's Secretary.

                  (c) Certificate of Good Standing of Buyer dated no earlier than five (5) days prior to the Closing Date.

                  (d) Certified copies of corporate resolutions of Buyer authorizing it to enter into the transactions contemplated herein.

                  (e) Wire transfer of funds to Seller in the amount of $5,650,000.

                  (f) Wire transfer of funds to Escrow Agent in the amount of $250,000.

                  (g) Wire transfer of funds to each of Seller's Shareholders in the amount of $25,000.

                  (h) Assumption Agreement pursuant to which Buyer assumes the Assumed Liabilities in accordance with Section 1.5(a).

                  (i) Escrow Agreement as specified in Section 3.1(b).

                  (j) Note in the amount of $3,000,000 as specified in Section 3.1(c).

                  (k) Opinion of Buyer's counsel as specified in Section 8.2(b).

                  (l) Such other documents as Seller or Seller's Shareholders reasonably may request to carry out the transactions contemplated under this Agreement.

         9.4) Assignment and Assumption of Certain Contracts. Effective upon consummation of all transactions herein on the Closing Date, Seller hereby assigns to Buyer all of Seller's rights, title and benefit under the Premises Lease, the Personal Property Leases described in Exhibit 1.1(h), and the Contracts, and Buyer assumes all liabilities or obligations with respect thereto arising on and following the Closing Date. Seller and Seller's Shareholders shall indemnify and hold Buyer harmless under Article 12 below for all claims, obligations or liabilities with respect to such Leases and Contracts arising prior to the Closing Date and shall execute such forms of assignment and provide such other reasonable cooperation as may be necessary to effect the assignments herein.

         9.5) Prorations. At or before the Closing, Seller shall pay all employees of Seller for all wages, benefits (excluding unused vacation) or other sums earned or accrued through the Closing Date and shall pay Buyer the amount of any unpaid employment taxes relating to the period up to the Closing Date. The parties shall account to each other for all lease, utility, personal property tax (which shall be prorated for calendar 1999) and other continuing obligation and operating expenses to the end that Seller shall be responsible for all such expenses attributable to the period up to and including the Closing Date and Buyer shall be responsible for all such expenses following the Closing Date. Unused vacation of Seller's employees hired by Buyer in connection with this transaction shall be carried forward to Buyer. Buyer shall be compensated for such vacation carry forward and for expenses owed by Seller pursuant to this Section from the Escrow Account as provided in the Escrow Agreement.

                                   ARTICLE 10.

                            POST CLOSING OBLIGATIONS

         10.1) Further Documents and Assurances. At any time and from time to time after the Closing Date, each party shall, upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.

         10.2) Payment of Debts and Liabilities. Seller shall pay all of its liabilities and debts which have arisen on or prior to the Closing Date as they become due and payable, except for amounts which Seller contests in good faith and to which it maintains an adequate reserve.

         10.3) Use of Office. Buyer shall provide each of Donald R. Charles and David J. Brennan access to and use of an office on the Premises at no charge until 90 days after the Closing Date.

         10.4) Employees. Buyer shall hire substantially all employees of Seller related to the Business.

         10.5) Vacation. Buyer shall either grant the vacation to Seller's employees or shall compensate Seller's employees for such vacation for which Buyer has been compensated for by Seller pursuant to Section 9.5.


                                   ARTICLE 11.

                                BULK TRANSFER ACT

         11.1) Waiver of Compliance. The parties hereby waive compliance with the provisions of the Bulk Transfer Act, Arizona Statutes Section 47-6101, et seq.

                                   ARTICLE 12.

                                 INDEMNIFICATION

         12.1) Indemnification by Seller and Seller's Shareholders. Subject to the limitations set forth in Section 12.2, Seller and Seller's Shareholders, jointly and severally, shall indemnify and hold Buyer harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees) which Buyer may suffer or incur in connection with any of the following matters:

                  (a) Any claim, demand, action or proceeding asserted by a creditor of Seller under the provisions of any applicable Bulk Transfer Act or asserted by any other person respecting any liabilities of Seller or Seller's Shareholders (including without limitation "Product Liability Claims" as defined in Section 4.24 hereof) which are not expressly assumed under this Agreement.

                  (b) The breach by Seller or Seller's Shareholders of any of their respective representations, warranties or covenants in this Agreement.

         12.2) Indemnification by Buyer. Buyer shall indemnify and hold Seller and Seller's Shareholders harmless at all times from and after the date of this Agreement, against and in respect of all losses, damages, costs and expenses (including reasonable attorney fees) which Seller or Seller's Shareholders may suffer or incur in connection with breach by Buyer of any of its respective warranties or covenants in this Agreement.

                                   ARTICLE 13.

                                     GENERAL

         13.1) Exhibits. Each Exhibit delivered pursuant to the terms of this Agreement shall be in writing, and shall constitute a part of the Agreement.

         13.2) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered, and, when deposited, if placed in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         Seller           Food Products Corporation
                          d/b/a Arizona Brand Inc.
                          3121 East Washington Street
                          Phoenix, AZ  85034
                          Attention:  Donald R. Charles

         Seller's
         Shareholders:    Donald R. Charles
                          c/o Mark C. Schmitt
                          Schmitt, Schneck, Fisher Smyth & Herrod, P.L.C.
                          1221 East Osborn Road, Suite 105
                          Phoenix, AZ 85014

                          David J. Brennan
                          4430 East Sunset
                          Phoenix, AZ 85028

                          Kenneth E. Charbonneau
                          2712 East Saddle Mountain Road
                          Desert Hills, AZ 85086

                          Michael J. DePinto
                          c/o Dorothy DePinto
                          6702 East Lewis
                          Scottsdale, AZ 85257

         with a copy to:  Schmitt, Schneck, Fisher Smyth & Herrod, P.L.C.
                          1221 East Osborn Road, Suite 105
                          Phoenix, AZ 85014
                          Attention:  Mark C. Schmitt

         Buyer            Sparta Foods, Inc.
                          1565 First Avenue N.W.
                          New Brighton, MN  55112
                          Attention:  Chief Financial Officer

         with a copy to:  Fredrikson & Byron, P.A.
                          900 Second Avenue South
                          1100 International Centre
                          Minneapolis, MN  55402
                          Attention:  Daniel A. Yarano

Addresses may be changed by written notice given pursuant to this Section, however any such notice shall not be effective, if mailed, until three (3) working days after depositing in the U.S. mails or when actually received, whichever occurs first.

         13.3) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns, provided that the rights of Seller under this Agreement may not be assigned and the rights of Buyer may only be assigned to its parent corporation or a subsidiary of its parent or to such other business organization which shall succeed to substantially all the assets and business of Buyer or its parent.

         13.4) Headings. The descriptive headings of the several Articles and Sections of this Agreement and of the several Exhibits to this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         13.5) Expenses. Except as otherwise provided herein, each party hereto shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including, without limitation, all fees and disbursements of lawyers, accountants and financial consultants incurred through the Closing Date. All such expenses incurred by Seller at any time prior to the Closing Date shall be solely Seller's responsibility.

         13.6) Brokers' Commissions. Seller and Buyer each represent and warrant to the other that it has not engaged any broker or finder in connection with the transaction described herein. Each party agrees to indemnify and hold the other party harmless for any breach of this representation and warranty.

         13.7) Entire Agreement; Modification and Waiver. This Agreement, together with the Exhibits and the related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

         13.8) Counterparts. This Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument.

         13.9) Publicity. Seller and Buyer each represent and warrant to the other that it will make no announcement to public officials or the press in any way relating to the transaction described herein or identifying Buyer without the prior written consent of the other party, which consent shall not be unreasonably withheld, and Seller's Shareholders will not do so without the consent of Buyer.

         13.10) Jurisdiction. The parties agree that the forum for any controversy arising under this Agreement shall be in the State of Arizona.

         13.11) Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Arizona without regard to its choice of law provisions.

         13.12) Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained in this Agreement shall survive the Closing and remain in full force and effect.

         13.13) Knowledge. Knowledge, as used in this Agreement or the instruments, certificates or other documents required under this Agreement, means actual knowledge of a fact or constructive knowledge if a reasonably prudent person in a like position would have known, or should have known, the fact.

         13.14) Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed in the manner appropriate to each, all as of the day and year first above written.

                                      SPARTA FOODS, INC.

                                      "Buyer"


                                      By /s/ Joel P. Bachul
                                         Its Chief Executive Officer



                                      FOOD PRODUCTS CORPORATION
                                      "Seller"

                                      By /s/ Donald R. Charles
                                         Its Secretary


                                      /s/ Donald R. Charles
                                      Donald R. Charles

                                      /s/ David J. Brennan
                                      David J. Brennan

                                      /s/ Kenneth E. Charbonneau
                                      Kenneth E. Charbonneau

                                      /s/ Michael J. DePinto
                                      Michael J. DePinto